Exhibit 99.1

Press Release

Albemarle Updates 2013 Business Outlook

BATON ROUGE, La., Dec. 18, 2013 — Albemarle Corporation (NYSE: ALB) today announced that the company expects to report earnings for the fourth quarter of 2013 in the range of $83 million to $88 million in net income, or $1.02 to $1.07 per diluted share, excluding special items, resulting in full year earnings of $4.00 to $4.05 per diluted share. This lower guidance is due to the impact of more cautious inventory management by customers in fluid cracking catalysts, clear completion fluids and flame retardants, weaker than expected demand for brominated flame retardants, and certain orders slipping into 2014. The IPC North America PCB Book-to-Bill ratio slipping from 0.98 in September to 0.94 in October is broadly indicative of the weakening of demand observed across most electronics end markets the company serves. The company also announced that it expects to incur a pre-tax special charge of between $30 million and $35 million during the fourth quarter in connection with a restructuring of the company’s workforce from three global business units to two and consistent with its previously announced intent to redeploy greater resources to R&D, business development and sales to spur growth.

“We have experienced a slower than expected quarter due to weaker than expected demand for flame retardants and more cautious working capital management by customers across a number of our critical product lines,” stated Luke Kissam, Albemarle’s president and chief executive officer. “The underlying fundamentals of these markets, however, remain solid. With the restructuring largely complete by year end, we expect to grow earnings in 2014, and our cash generation and strong balance sheet will allow us to continue returning cash to shareholders via our dividends and stock repurchase program. We look forward to providing details in January.”

The company will release earnings on January 28, 2014 and hold a conference call on January 29, 2014 at 9 a.m. EST to discuss fourth quarter financial results and management’s outlook for 2014.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010, 2011 and 2013. Albemarle employs

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Press Release

approximately 3,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Investor Relations Contact: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation 451 Florida Street Baton Rouge, Louisiana, USA	2